Exhibit 99.1

CPS Technologies Corporation Announces Nominees Re-elected by over 87% of Votes Cast at

2017 Annual Meeting of Stockholders

Stockholders Elect All of the Company’s Director Nominees

Norton, Massachusetts, May 8, 2017 -- CPS Technologies Corporation (NASDAQ: CPSH) (“CPS” or “the Company”), a global leader in the production of metal-matrix composite components, today announced that, at the Company’s 2017 Annual Meeting of Stockholders, stockholders of CPS voted to elect all of CPS’s director nominees: Grant C. Bennett, Francis J. Hughes, Jr., Daniel C. Snow and Thomas M. Culligan. Based on the results reported by an independent inspector of elections, in excess of 87% of votes cast at the Annual Meeting were in support of each of the Company’s four nominees.

Grant C. Bennett, Chief Executive Officer of CPS, said “CPS’s Board of Directors and management team thank our stockholders for their overwhelming support of our director nominees at the 2017 Annual Meeting. We believe the voting results and the positive feedback received throughout the Annual Meeting process underscore our stockholders’ confidence in the Board and management team in overseeing our strategy and vision of CPS. We look forward to achieving the significant opportunities that we expect are possible for CPS and to creating value for all stockholders.”

The certified election results will be made available on Form 8-K and filed with the U.S. Securities and Exchange Commission.

About CPS Technologies Corporation

CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2016 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

Contacts

Investors:

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614

Jonathan Salzberger / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833